Exhibit 99

Meridian Bancorp, Inc. Reports Net Income for the Second Quarter

And Six Months Ended June 30, 2015

Contact: Richard J. Gavegnano, Chairman, President and Chief Executive Officer

(978) 977-2211

Boston, Massachusetts (July 28, 2015): Meridian Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”) announced net income of $5.6 million, or $0.11 per diluted share, for the quarter ended June 30, 2015 compared to $5.5 million, or $0.10 per diluted share, for the quarter ended June 30, 2014. For the six months ended June 30, 2015, net income was $12.0 million, or $0.23 per diluted share compared to $10.3 million, or $0.19 per diluted share, for the six months ended June 30, 2014. The Company’s return on average assets was 0.68% for the quarter ended June 30, 2015 compared to 0.78% for the quarter ended June 30, 2014. For the six months ended June 30, 2015, the Company’s return on average assets was 0.73% compared to 0.74% for the six months ended June 30, 2014. The Company’s return on average equity declined to 3.80% for the quarter ended June 30, 2015 compared to 8.52% for the quarter ended June 30, 2014. For the six months ended June 30, 2015, the Company’s return on average equity was 4.10% compared to 8.06% for the six months ended June 30, 2014. The decreases in return on average equity reflect the net cash proceeds of $302.3 million raised in the Company’s second-step common stock offering completed on July 28, 2014. As a result of the Company’s second-step common stock offering, all historical share and per share information has been restated to reflect the 2.4484-to-one exchange ratio.

Richard J. Gavegnano, Chairman, President and Chief Executive Officer, said, “I am pleased to report net income of $5.6 million, or $0.11 per share, for the second quarter and $12.0 million, or $0.23 per share, for the first half of 2015. During the second quarter of 2015, our net interest income increased 18% while our net interest margin rose to 3.29% to the level prior to our second step stock offering, our cost of funds declined to 0.73% and our efficiency ratio improved to 62.53%. Our loan portfolio grew in the second quarter at an annualized rate of nearly 10% based on the continuing strength of our loan origination pipeline. Although we had a large pre-2008 construction loan relationship slip into non-performing status with a resulting $2.3 million charge-off, our asset quality trends have otherwise continued to improve. We also remain on schedule to open new branches this year in the Town of Brookline and the Boston neighborhoods of Dorchester and Chinatown that will further enhance our franchise footprint in the Boston market area and bring our total full-service locations to 30.”

Net interest income increased $3.7 million, or 17.5%, to $24.9 million for the quarter ended June 30, 2015 from $21.2 million for the quarter ended June 30, 2014. The interest rate spread and net interest margin on a tax-equivalent basis were 3.07% and 3.29%, respectively, for the quarter ended June 30, 2015 compared to 3.12% and 3.28%, respectively, for the quarter ended June 30, 2014. For the six months ended June 30, 2015, net interest income increased $7.5 million, or 17.9%, to $49.3 million from $41.8 million for the six months ended June 30, 2014. The net interest rate spread and net interest margin on a tax-equivalent basis were 3.04% and 3.26%, respectively, for the six months ended June 30, 2015 compared to 3.14% and 3.30%, respectively, for the six months ended June 30, 2014. The increases in net interest income were due primarily to loan growth along with declines in the cost of funds, partially offset by declines in yields on interest-earning assets and deposit growth for the second quarter and six months ended June 30, 2015 compared to the same periods in 2014.

The Company’s yield on interest-earning assets on a tax-equivalent basis declined 13 basis points to 3.90% for the quarter ended June 30, 2015 compared to 4.03% for the quarter ended June 30, 2014, while the cost of funds declined seven basis points to 0.73% for the quarter ended June 30, 2015 compared to 0.80% for the quarter ended June 30, 2014. The increase in interest income was primarily due to growth in the Company’s average loan balances of $343.7 million, or 14.5%, to $2.709 billion, partially offset by a decrease in the yield on loans on a tax-equivalent basis of one basis point to 4.35% for the quarter ended June 30, 2015 compared to the quarter ended June 30, 2014. The decrease in interest expense on deposits was primarily due to the decline in the cost of average total deposits of seven basis points to 0.69%, partially offset by the growth in average total deposits of $192.8 million, or 8.3%, to $2.524 billion for the quarter ended June 30, 2015 compared to the quarter ended June 30, 2014. The decrease in interest expense on borrowings was primarily due to the reduction in average borrowings of $61.6 million, or 30.1%, to $142.9 million, partially offset by an increase in the cost of average borrowings of seven basis points to 1.35% for the quarter ended June 30, 2015 compared to the quarter ended June 30, 2014.

Mr. Gavegnano noted, “Net interest income rose for the sixteenth consecutive quarter and our net interest margin rose for the third consecutive quarter reflecting loan growth of 15% over the past year, stable loan yields and declines in the cost of funds of five basis points from the first quarter of 2015. We expect our net interest margin will continue to benefit from the deployment of the capital raised in last year’s stock offering into commercial loans.”

The Company’s provision for loan losses increased to $3.7 million for the quarter and six months ended June 30, 2015 from $696,000 for the quarter ended June 30, 2014 and $829,000 for the six months ended June 30, 2014. These increases were primarily due to a $2.3 million charge-off related to a construction loan relationship during the second quarter of 2015. Changes in the provision for loan losses were also based on management’s assessment of loan portfolio growth and composition changes, historical charge-off trends, an ongoing evaluation of credit quality and current economic conditions. The allowance for loan losses was $30.1 million or 1.10% of total loans outstanding at June 30, 2015, compared to $28.5 million or 1.06% of total loans outstanding at December 31, 2014. Net charge-offs totaled $2.1 million for the quarter ended June 30, 2015, or 0.32% of average loans outstanding, and $2.1 million for the six months ended June 30, 2015, or 0.15% of average loans outstanding on an annualized basis.

Non-accrual loans increased $5.5 million, or 17.3%, to $37.0 million, or 1.35% of total loans outstanding, at June 30, 2015, from $31.5 million, or 1.18% of total loans outstanding, at December 31, 2014, primarily due to an increase of $9.4 million in non-accrual construction loans, partially offset by a decrease of $3.6 million in non-accrual one- to four-family loans. Non-performing assets increased $5.5 million, or 16.8%, to $38.0 million, or 1.15% of total assets, at June 30, 2015, from $32.6 million, or 0.99% of total assets, at December 31, 2014. Non-performing assets at June 30, 2015 were comprised of $17.8 million of construction loans, $11.1 million of one- to four-family mortgage loans, $5.3 million of commercial real estate loans, $1.9 million of home equity loans, $891,000 of commercial and industrial loans and foreclosed real estate of $1.0 million.

Mr. Gavegnano commented, “The increase in non-performing assets resulted from the placement on non-accrual status in the second quarter of 2015 of a $16.3 million construction loan collateralized by a multi-family development project that dates back prior to 2008 and other properties in Boston. We wrote down this loan by $2.3 million based on recent appraisals as we work to protect the integrity and value of the project, reduce the Bank’s exposure as much as possible and move steadily toward resolution. The increase in the loan loss provision reflects this charge-off along with additional reserve allocations resulting from loan portfolio growth in the second quarter of 2015. Otherwise, our asset quality trends have continued to improve. Our other non-performing assets declined by $8.6 million, or 26%, due to non-accrual loan reductions of $4.7 million in construction and $3.9 million in residential categories, while other net charge-offs were negligible for the first half of 2015.”

Non-interest income increased $182,000, or 4.5%, to $4.2 million for the quarter ended June 30, 2015 from $4.0 million for the quarter ended June 30, 2014, primarily due to increases of $143,000 in customer service fees and $124,000 in loan fees, partially offset by a decrease of $81,000 in gain on sales of securities, net. For the six months ended June 30, 2015, non-interest income decreased $452,000, or 5.6%, to $7.6 million from $8.0 million for the six months ended June 30, 2014, primarily due to decreases of $621,000 in gain on sales of securities, net, partially offset by increases of $101,000 in customer service fees and $77,000 in loan fees.

Non-interest expenses increased $1.1 million, or 6.5%, to $17.3 million for the quarter ended June 30, 2015 as compared to the quarter ended June 30, 2014, primarily due to increases of $700,000 in salaries and employee benefits, $152,000 in occupancy and equipment, $340,000 in data processing and $207,000 in marketing and advertising, partially offset by decreases of $184,000 in foreclosed real estate and $102,000 in other general and administrative expenses. For the six months ended June 30, 2015, non-interest expenses increased $1.7 million, or 5.1%, to $35.4 million from $33.7 million for the six months ended June 30, 2014, primarily due to increases of $1.1 million in salaries and employee benefits, $211,000 in occupancy and equipment, $442,000 in data processing and $294,000 in marketing and advertising, partially offset by decreases of $181,000 in foreclosed real estate and $142,000 in deposit insurance assessments. The increases in salaries and employee benefits expense were primarily due to annual employee salary increases and higher expenses related to the Bank’s employee stock ownership plan during the current year. The increases in data processing expense reflected a one-time cost reduction during the second quarter of 2014 along with a scheduled contractual increase and business growth during the current year. The increases in marketing and advertising expense reflected the Bank’s new and expanded advertising campaign in our Boston area market. The Company’s efficiency ratio was 62.53% for the quarter ended June 30, 2015 compared to 68.49% for the quarter ended June 30, 2014. For the six months ended June 30, 2015, the efficiency ratio was 65.02% compared to 72.02% for the six months ended June 30, 2014.

Mr. Gavegnano added, “The trend of improvement in our efficiency ratio continued through the first half of 2015 due to rising net interest income aided by prudent control of overhead expenses. Although gains on sales of securities, which have been a recurring source of earnings for us, are not included in the basic calculation of the efficiency ratio, the efficiency ratio would have been 59.48% for the second quarter of 2015 compared to 64.41% for the second quarter of 2014 and 62.23% for the first six months of 2015 compared to 67.59% for the same period of 2014 if such gains were included.”

The Company recorded a provision for income taxes of $2.6 million for the quarter ended June 30, 2015, reflecting an effective tax rate of 31.6%, compared to $2.8 million, or 33.7%, for the quarter ended June 30, 2014. For the six months ended June 30, 2015, the provision for income taxes was $5.8 million, reflecting an effective tax rate of 32.6%, compared to $5.1 million, or 33.0%, for the six months ended June 30, 2014. The changes in the effective tax provision were primarily due to changes in the components of pre-tax income.

Total assets increased $23.7 million, or 0.7%, to $3.302 billion at June 30, 2015 from $3.279 billion at December 31, 2014. Net loans increased $65.8 million, or 2.5%, to $2.715 billion at June 30, 2015 from $2.649 billion at December 31, 2014. The net increase in loans for the six months ended June 30, 2015 was primarily due to increases of $70.0 million in construction loans and $23.9 million in commercial and industrial loans, partially offset by decreases of $11.1 million in commercial real estate loans, $8.1 million in multi-family loans and $5.7 million in one- to four-family loans. Cash and due from banks decreased $29.1 million, or 14.1%, to $176.7 million at June 30, 2015 from $205.7 million at December 31, 2014. Securities available for sale decreased $28.4 million, or 13.9%, to $175.2 million at June 30, 2015 from $203.5 million at December 31, 2014.

Total deposits increased $47.2 million, or 1.9%, to $2.551 billion at June 30, 2015 from $2.504 billion at December 31, 2014. Core deposits, which exclude certificate of deposits, increased $44.5 million, or 2.5%, to $1.840 billion, or 72.1% of total deposits, at June 30, 2015, reflecting an increase of $65.2 million in non interest-bearing demand deposits. Total borrowings decreased $31.1 million, or 18.1%, to $140.8 million at June 30, 2015 from $171.9 million at December 31, 2014, reflecting maturing advances with the Federal Home Loan Bank of Boston.

Total stockholders’ equity increased $10.9 million, or 1.9%, to $588.6 million at June 30, 2015, from $577.7 million at December 31, 2014. The increase for the six months ended June 30, 2015 was due primarily to $12.0 million in net income and $1.4 million related to stock-based compensation plans, partially offset by a decrease of $2.5 million in accumulated other comprehensive income reflecting a decrease in the fair value of available for sale securities. Stockholders’ equity to assets was 17.82% at June 30, 2015, compared to 17.62% at December 31, 2014. Book value per share increased to $10.71 at June 30, 2015 from $10.56 at December 31, 2014. Tangible book value per share increased to $10.46 at June 30, 2015 from $10.31 at December 31, 2014. Market price per share increased $2.19, or 19.5%, to $13.41 at June 30, 2015 from $11.22 at December 31, 2014. At June 30, 2015, the Company and the Bank continued to exceed all regulatory capital requirements.

Meridian Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank, a Massachusetts-chartered stock savings bank founded in 1848, operates 27 full-service locations in the greater Boston metropolitan area. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	June 30, 2015	December 31, 2014
	(Dollars in thousands)
ASSETS
Cash and due from banks	$176,654	$205,732
Certificates of deposit	95,000	85,000
Securities available for sale, at fair value	175,171	203,521
Federal Home Loan Bank stock, at cost	12,725	12,725
Loans held for sale	5,154	971

Loans, net of fees and costs	2,744,825	2,677,376
Less allowance for loan losses	(30,109)	(28,469)

Loans, net	2,714,716	2,648,907

Bank-owned life insurance	39,201	38,611
Foreclosed real estate, net	1,046	1,046
Premises and equipment, net	38,700	38,512
Accrued interest receivable	8,054	7,748
Deferred tax asset, net	17,368	15,610
Goodwill	13,687	13,687
Other assets	4,785	6,456

Total assets	$3,302,261	$3,278,526

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non interest-bearing	$351,236	$285,990
Interest-bearing	2,199,930	2,217,945

Total deposits	2,551,166	2,503,935

Long-term debt	140,817	171,899
Accrued expenses and other liabilities	21,681	24,982

Total liabilities	2,713,664	2,700,816

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; 54,965,555 and 54,708,066 shares issued at June 30, 2015 and December 31, 2014, respectively	550	547
Additional paid-in capital	412,367	411,476
Retained earnings	196,705	184,715
Accumulated other comprehensive income	364	2,898
Unearned compensation - ESOP, 2,861,446 and 2,922,328 shares at June 30, 2015 and December 31, 2014, respectively	(20,723)	(21,164)
Unearned compensation - restricted shares, 193,595 and 138,838 shares at June 30, 2015 and December 31, 2014, respectively	(666)	(762)

Total stockholders’ equity	588,597	577,710

Total liabilities and stockholders’ equity	$3,302,261	$3,278,526

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Net Income

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014 (1)	2015	2014 (1)
	(Dollars in thousands, except per share amounts)
Interest and dividend income:
Interest and fees on loans	$28,546	$25,112	$56,878	$49,547
Interest on debt securities:
Taxable	434	630	945	1,375
Tax-exempt	41	44	83	89
Dividends on equity securities	421	377	808	690
Interest on certificates of deposit	157	—	293	—
Other interest and dividend income	188	138	358	228

Total interest and dividend income	29,787	26,301	59,365	51,929

Interest expense:
Interest on deposits	4,359	4,407	9,036	8,812
Interest on borrowings	482	655	990	1,276

Total interest expense	4,841	5,062	10,026	10,088

Net interest income	24,946	21,239	49,339	41,841
Provision for loan losses	3,651	696	3,711	829

Net interest income, after provision for loan losses	21,295	20,543	45,628	41,012

Non-interest income:
Customer service fees	2,003	1,860	3,760	3,659
Loan fees	230	106	396	319
Mortgage banking gains, net	268	267	378	387
Gain on sales of securities, net	1,424	1,505	2,444	3,065
Income from bank-owned life insurance	294	293	590	574
Other income	—	6	1	17

Total non-interest income	4,219	4,037	7,569	8,021

Non-interest expenses:
Salaries and employee benefits	10,717	10,017	21,884	20,818
Occupancy and equipment	2,368	2,216	4,988	4,777
Data processing	1,249	909	2,512	2,070
Marketing and advertising	895	688	1,789	1,495
Professional services	664	659	1,337	1,300
Foreclosed real estate	15	199	29	210
Deposit insurance	479	531	940	1,082
Other general and administrative	960	1,062	1,936	1,950

Total non-interest expenses	17,347	16,281	35,415	33,702

Income before income taxes	8,167	8,299	17,782	15,331
Provision for income taxes	2,582	2,795	5,792	5,056

Net income	$5,585	$5,504	$11,990	$10,275

Earnings per share:
Basic	$0.11	$0.10	$0.23	$0.19
Diluted	$0.11	$0.10	$0.23	$0.19
Weighted average shares:
Basic	52,074,889	53,047,448	51,969,106	53,029,783
Diluted	53,166,560	54,125,765	53,085,679	54,097,780

(1)	Share and per share amounts related to periods prior to the date of completion of the Conversion (July 28, 2014) have been restated to give retroactive recognition to the exchange ratio applied in the Conversion (2.4484-to-one).

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

Net Interest Income Analysis

(Unaudited)

	Three Months Ended June 30,
	2015			2014
	Average Balance	Interest (1)	Yield/ Cost (1)(6)	Average Balance	Interest (1)	Yield/ Cost (1)(6)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$2,708,690	$29,346	4.35%	$2,364,971	$25,734	4.36%
Securities and certificates of deposits	281,526	1,228	1.75	183,100	1,212	2.66
Other interest-earning assets (3)	172,820	188	0.44	147,456	138	0.38

Total interest-earning assets	3,163,036	30,762	3.90	2,695,527	27,084	4.03

Noninterest-earning assets	113,572			116,468

Total assets	$3,276,608			$2,811,995

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$283,429	381	0.54	$236,524	332	0.56
Money market deposits	941,219	1,914	0.82	855,929	1,887	0.88
Regular savings and other deposits	283,702	104	0.15	267,270	174	0.26
Certificates of deposit	693,054	1,960	1.13	677,827	2,014	1.19

Total interest-bearing deposits	2,201,404	4,359	0.79	2,037,550	4,407	0.87
Borrowings	142,867	482	1.35	204,460	655	1.28

Total interest-bearing liabilities	2,344,271	4,841	0.83	2,242,010	5,062	0.91

Noninterest-bearing demand deposits	322,701			293,776
Other noninterest-bearing liabilities	21,500			17,799

Total liabilities	2,688,472			2,553,585
Total stockholders’ equity	588,136			258,410

Total liabilities and stockholders’ equity	$3,276,608			$2,811,995

Net interest-earning assets	$818,765			$453,517

Fully tax-equivalent net interest income		25,921			22,022
Less: tax-equivalent adjustments		(975)			(783)

Net interest income		$24,946			$21,239

Interest rate spread (1)(4)			3.07%			3.12%
Net interest margin (1)(5)			3.29%			3.28%
Average interest-earning assets to average interest-bearing liabilities		134.93%			120.23%

Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$2,524,105	$4,359	0.69%	$2,331,326	$4,407	0.76%
Total deposits and borrowings, including noninterest-bearing demand deposits	$2,666,972	$4,841	0.73%	$2,535,786	$5,062	0.80%

(1)	Income on debt securities, equity securities and revenue bonds included in commercial real estate loans, resulting yields, and interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the three months ended June 30, 2015 and 2014, yields on loans before tax-equivalent adjustments were 4.23% and 4.26%, respectively, yields on securities and certificates of deposit before tax-equivalent adjustments were 1.50% and 2.30%, respectively, and yields on total interest-earning assets before tax-equivalent adjustments were 3.78% and 3.91%, respectively. Interest rate spread before tax-equivalent adjustments for the three months ended June 30, 2015 and 2014 was 2.95% and 3.00%, respectively, while net interest margin before tax-equivalent adjustments for the three months ended June 30, 2015 and 2014 was 3.16% and 3.16%, respectively.
(2)	Loans on non-accrual status are included in average balances.
(3)	Includes Federal Home Loan Bank stock and associated dividends.
(4)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(6)	Annualized.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

Net Interest Income Analysis

(Unaudited)

	Six Months Ended June 30,
	2015			2014
	Average Balance	Interest (1)	Yield/ Cost (1)(6)	Average Balance	Interest (1)	Yield/ Cost (1)(6)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (2)	$2,697,590	$58,465	4.37%	$2,339,074	$50,763	4.38%
Securities and certificates of deposits	284,144	2,469	1.75	189,151	2,452	2.61
Other interest-earning assets (3)	192,333	358	0.38	124,706	228	0.37

Total interest-earning assets	3,174,067	61,292	3.89	2,652,931	53,443	4.06

Noninterest-earning assets	113,297			113,970

Total assets	$3,287,364			$2,766,901

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$289,340	838	0.58	$226,714	633	0.56
Money market deposits	960,554	3,992	0.84	853,773	3,744	0.88
Regular savings and other deposits	279,134	255	0.18	264,841	342	0.26
Certificates of deposit	695,495	3,951	1.15	678,315	4,093	1.22

Total interest-bearing deposits	2,224,523	9,036	0.82	2,023,643	8,812	0.88
Borrowings	146,881	990	1.36	194,221	1,276	1.32

Total interest-bearing liabilities	2,371,404	10,026	0.85	2,217,864	10,088	0.92

Noninterest-bearing demand deposits	309,185			275,550
Other noninterest-bearing liabilities	22,478			18,609

Total liabilities	2,703,067			2,512,023
Total stockholders’ equity	584,297			254,878

Total liabilities and stockholders’ equity	$3,287,364			$2,766,901

Net interest-earning assets	$802,663			$435,067

Fully tax-equivalent net interest income		51,266			43,355
Less: tax-equivalent adjustments		(1,927)			(1,514)

Net interest income		$49,339			$41,841

Interest rate spread (1)(4)			3.04%			3.14%
Net interest margin (1)(5)			3.26%			3.30%
Average interest-earning assets to average interest-bearing liabilities		133.85%			119.62%

Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$2,533,708	$9,036	0.72%	$2,299,193	$8,812	0.77%
Total deposits and borrowings, including noninterest-bearing demand deposits	$2,680,589	$10,026	0.75%	$2,493,414	$10,088	0.82%

(1)	Income on debt securities, equity securities and revenue bonds included in commercial real estate loans, resulting yields, and interest rate spread and net interest margin, are presented on a tax-equivalent basis. The tax-equivalent adjustments are deducted from tax-equivalent net interest income to agree to amounts reported in the consolidated statements of net income. For the six months ended June 30, 2015 and 2014, yields on loans before tax-equivalent adjustments were 4.25% and 4.27%, respectively, yields on securities and certificates of deposits before tax-equivalent adjustments were 1.51% and 2.30%, respectively, and yield on total interest-earning assets before tax-equivalent adjustments were 3.77% and 3.95%, respectively. Interest rate spread before tax-equivalent adjustments for the six months ended June 30, 2015 and 2014 was 2.92% and 3.03%, respectively, while net interest margin before tax-equivalent adjustments for the six months ended June 30, 2015 and 2014 was 3.13% and 3.18%, respectively.
(2)	Loans on non-accrual status are included in average balances.
(3)	Includes Federal Home Loan Bank stock and associated dividends.
(4)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(6)	Annualized.

MERIDIAN BANCORP, INC. AND SUBSIDIARIES

Selected Financial Highlights

(Unaudited)

	At or For the Three Months Ended		At or For the Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Key Performance Ratios
Return on average assets (1)	0.68%	0.78%	0.73%	0.74%
Return on average equity (1)	3.80	8.52	4.10	8.06
Interest rate spread (1) (2)	3.07	3.12	3.04	3.14
Net interest margin (1) (3)	3.29	3.28	3.26	3.30
Non-interest expense to average assets (1)	2.12	2.32	2.15	2.44
Efficiency ratio (4)	62.53	68.49	65.02	72.02

	June 30,	December 31,	June 30,
	2015	2014	2014 (5)

Asset Quality Ratios
Allowance for loan losses/total loans	1.10%	1.06%	1.09%
Allowance for loan losses/non-accrual loans	81.46	90.35	70.08
Non-accrual loans/total loans	1.35	1.18	1.56
Non-accrual loans/total assets	1.12	0.96	1.22
Non-performing assets/total assets	1.15	0.99	1.30

Capital and Share Related
Stockholders’ equity to total assets	17.82%	17.62%	8.57%
Book value per share	$10.71	$10.56	$4.81
Tangible book value per share	$10.46	$10.31	$4.56
Market value per share	$13.41	$11.22	$10.49
Shares outstanding	54,965,555	54,708,066	54,431,945

(1)	Annualized.
(2)	Interest rate spread represents the difference between the tax-equivalent yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Net interest margin represents net interest income (tax-equivalent basis) divided by average interest-earning assets.
(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income excluding gains or losses on securities.
(5)	Share and per share amounts related to periods prior to the date of completion of the Conversion (July 28, 2014) have been restated to give retroactive recognition to the exchange ratio applied in the Conversion (2.4484-to-one).